Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

APOLLO ASSET MANAGEMENT, INC.

ARTICLE I

NAME

The name of the Corporation is Apollo Asset Management, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808. The name of the registered agent at such address is Corporation Service Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

AUTHORIZED STOCK

Section 4.01 Capitalization.

(a) The total number of shares of all classes of stock that the Corporation shall have authority to issue is 300,000,000 which shall be divided into two classes as follows:

(i)	260,000,000 shares of common stock, $1.00 par value per share (“Common Stock”); and

(ii)

40,000,000 shares of preferred stock, $.00001 par value per share (“Preferred Stock”), of which (x) 11,000,000 shares are designated as “Series A Preferred Stock” (“Series A Preferred Stock”), (y) 12,000,000 shares are designated as “Series B Preferred Stock” (“Series B Preferred Stock”), and (z) the remaining 17,000,000 shares which may be designated from time to time in accordance with this Article IV.

(b) The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the then outstanding shares of capital stock entitled to vote thereon, in each case irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no other vote of the holders of the Common Stock or Preferred Stock, voting together or separately as a class, shall be required therefor, unless a vote of the holders of any such class or classes or series thereof is expressly required pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock).

(c) Except to the extent expressly provided in this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock), no share of stock of the Corporation shall entitle any holder thereof to any preemptive, preferential, or similar rights with respect to the issuance of shares of Common Stock, Preferred Stock or other equity securities of the Corporation.

Section 4.02 Preferred Stock. The Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix, without further stockholder approval (except as may be required by Article XII, Article XIII or any certificate of designation relating to any series of Preferred Stock), the designation of such series, the powers (including voting powers), preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of such series of Preferred Stock and the number of shares of such series, which number the Board of Directors may, except where otherwise provided in Article XII, Article XIII or the certificate of designation of such series, increase (but not above the total number of shares of Preferred Stock then authorized and available for issuance and not committed for other issuance) or decrease (but not below the number of shares of such series then outstanding). The powers, preferences and relative, participating, optional and other special rights of, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock, if any, may differ from those of any and all other series at any time outstanding.

ARTICLE V

TERMS OF COMMON STOCK

Section 5.01 Voting. Except as required by the DGCL or as expressly otherwise provided by this Certificate of Incorporation, each holder of Common Stock, as such, shall be entitled to vote on any matter submitted to the stockholders of the Corporation generally. Each holder of a share of Common Stock shall be entitled, in respect of each share of Common Stock that is outstanding in his, her or its name on the books of the Corporation, to one vote on all matters on which holders of Common Stock are entitled to vote. Notwithstanding anything to the contrary herein, holders of Common Stock shall have no voting, approval or consent rights in respect of any amendments to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock on which the holders of such affected series of Preferred Stock are entitled to vote.

Section 5.02 Dividends. Subject to Article XII, Article XIII, Applicable Law and the rights, if any, of the holders of any series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the other stockholders with respect to the payment of dividends, the Board of Directors may, in its sole discretion, at any time and from time to time, declare, make and pay dividends of cash or other assets to the holders of Common Stock. Subject to the terms of Article XII, Article XIII or any certificate of designation relating to any series of Preferred Stock, dividends, to the extent so declared, shall be paid to the holders of Common Stock on a pro rata basis in accordance with the number of shares of Common Stock held by them as of the record date selected by the Board of Directors. Notwithstanding anything otherwise to the contrary herein, the Corporation shall not make or pay any dividend of cash or other assets with respect to (i) shares of Series A Preferred Stock except for dividends in accordance with Article XII, (ii) shares of Series B Preferred Stock except for dividends in accordance with Article XIII or (iii) shares of any other series of Preferred Stock except for dividends in accordance with the certificate of designation relating to such series of Preferred Stock.

Section 5.03 Liquidation. Upon a Dissolution Event, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to Article XII, Article XIII and to the rights, if any, of the holders of any class or series of stock having a preference over or the right to participate with the other stockholders with respect to the distribution of assets of the Corporation upon such Dissolution Event, the holders of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders on a pro rata basis in accordance with the number of shares of Common Stock held by them.

ARTICLE VI

BOARD OF DIRECTORS

Section 6.01 General. Except as otherwise provided in the DGCL or this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors shall not be responsible for the day-to-day business, operations and affairs of the Subsidiaries and any fund, account or vehicle that is advised, sponsored, raised or managed by the Corporation or its Affiliates or any portfolio investment of any such fund, account or vehicle, including transactions entered into by any of the foregoing in the ordinary course.

Section 6.02 Board Generally. Except as otherwise provided pursuant to Article XII, Article XIII or any certificate of designation with respect to any outstanding series of Preferred Stock relating to the rights of the holders of Preferred Stock to elect additional directors (such directors, the “Preferred Stock Directors”), the Board of Directors or the holders of Common Stock may set the total number of Directors which shall constitute the Board of Directors. Each Director elected shall hold office until such Director’s successor is duly elected and qualified, or, if earlier, until such Director’s death or until such Director resigns or is removed in the manner hereinafter provided.

Section 6.03 Election of Directors. Directors shall be elected at such annual meeting of stockholders in the manner provided in the bylaws of the Corporation as in effect from time to time (the “Bylaws”) and each Director elected shall hold office until the succeeding meeting after such Director’s election and until such Director’s successor is duly elected and qualified, or, if earlier, until such Director’s death or until such Director resigns or is removed in the manner hereinafter provided.

Section 6.04 Removal. Any Director or the whole Board of Directors (other than a Preferred Stock Director) may be removed, with or without cause, at any time, by (i) the affirmative vote of the holders of a majority of the outstanding shares of Common Stock at an annual meeting or at a special meeting of stockholders called for that purpose or (ii) the holders of a majority of the outstanding shares of Common Stock acting by written consent.

Section 6.05 Vacancies. Unless otherwise required by Applicable Law, any newly created directorship or vacancy on the Board of Directors (other than in respect of a Preferred Stock Director) may be filled by the affirmative vote of a majority of the Directors then in office, though less than a quorum, or by a sole remaining Director or by the affirmative vote of holders of a majority of the Common Stock outstanding at a stockholder meeting called for the purpose of filling such vacancy or by the holders of a majority of the Common Stock outstanding acting by written consent.

ARTICLE VII

BYLAWS

Section 7.01 Amendments. In furtherance and not in limitation of the powers conferred by the DGCL, the Board of Directors is expressly authorized to adopt, amend and repeal, in whole or in part, the Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the DGCL or this Certificate of Incorporation, but the holders of Common Stock may make, alter, amend or repeal the Bylaws whether adopted by them or otherwise.

ARTICLE VIII

OUTSIDE ACTIVITIES

Section 8.01 Outside Activities. Except with respect to any corporate opportunity expressly offered to any Indemnified Person solely through their service to the Corporate Group, to the fullest extent permitted by the DGCL, each Indemnified Person shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Corporate Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Corporate Group Member, and none of the same shall constitute a violation of this Certificate of Incorporation or any duty otherwise existing at law, in equity or otherwise to any Corporate Group Member or any holder of shares of capital stock. Subject to the immediately preceding sentence, no Corporate Group Member or any holder of shares of capital stock shall have any rights by virtue of this Certificate of Incorporation, the DGCL or otherwise in any business ventures of any Indemnified Person, and the Corporation hereby waives and renounces any interest or expectancy therein.

Section 8.02 Approval and Waiver. Subject to the terms of Section 8.01, and subject to any agreement between the Corporation and any Indemnified Person, but otherwise notwithstanding anything to the contrary in this Certificate of Incorporation and to the fullest extent permitted by Applicable Law: (i) the engaging in competitive activities by any Indemnified Person in accordance with the provisions of this Article VIII is hereby deemed approved by the Corporation and all holders of shares of capital stock; (ii) it shall be deemed not to be a breach of any Indemnified Person’s duties or any other obligation of any type whatsoever of the Indemnified Person for the Indemnified Person to engage in such business interests and activities in preference to or to the exclusion of any Corporate Group Member, (iii) the Indemnified Persons shall have no obligation hereunder or as a result of any duty otherwise existing at law, in equity or otherwise to present business opportunities to any Corporate Group Member and (iv) the Corporation hereby waives and renounces any interest or expectancy in such activities such that the doctrine of “corporate opportunity” or other analogous doctrine shall not apply to any such Indemnified Person.

ARTICLE IX

INDEMNIFICATION, LIABILITY OF INDEMNITEES

Section 9.01 Indemnification.

(a) To the fullest extent permitted by Applicable Law (including, if and to the extent applicable, Section 145 of the DGCL), but subject to the limitations expressly provided for in this Section 9.01, all Indemnified Persons shall be indemnified and held harmless by the Corporation from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnified Person whether arising from acts or omissions to act occurring before or after the date of this Certificate of Incorporation. Notwithstanding the preceding sentence, except as otherwise provided in Section 9.01(k), the Corporation shall be required to indemnify a Person described in such sentence in connection with any action, suit or proceeding (or part thereof) commenced by such Person only if the commencement of such action, suit or proceeding (or part thereof) by such Person was authorized by the Board of Directors.

(b) To the fullest extent permitted by Applicable Law, expenses (including legal fees and expenses) incurred by an Indemnified Person in appearing at, participating in or defending any indemnifiable claim, demand, action, suit or proceeding pursuant to Section 9.01(a) shall, from time to time, be advanced by the Corporation prior to a final and non-appealable determination that the Indemnified Person is not entitled to be indemnified upon receipt by the Corporation of an undertaking by or on behalf of the Indemnified Person to repay such amount if it ultimately shall be determined that the Indemnified Person is not entitled to be indemnified pursuant to this Section 9.01. Notwithstanding the immediately preceding sentence, except as otherwise provided in Section 9.01(k), the Corporation shall be required to advance expenses to an Indemnified Person pursuant to the immediately preceding sentence in connection with any action, suit or proceeding (or part thereof) commenced by such Person only if the commencement of such action, suit or proceeding (or part thereof) by such Person was authorized by the Board of Directors in its sole discretion.

(c) The indemnification provided by this Section 9.01 shall be in addition to any other rights to which an Indemnified Person may be entitled under this Certificate of Incorporation or any other agreement, pursuant to a vote of a majority of Directors who are disinterested with respect to such matter, or as a matter of law, in equity or otherwise, both as to actions in the Indemnified Person’s capacity as an Indemnified Person and as to actions in any other capacity, and shall continue as to an Indemnified Person who has ceased to serve in such capacity.

(d) The Corporation may purchase and maintain insurance, on behalf of its Affiliates, any Indemnified Person and such other Persons as the Board of Directors shall determine in its sole discretion, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Corporation’s activities or any such Person’s activities on behalf of the Corporation, regardless of whether the Corporation would have the power to indemnify such Person against such liability under the provisions of this Certificate of Incorporation.

(e) For purposes of this Section 9.01, (i) the Corporation shall be deemed to have requested an Indemnified Person to serve as a fiduciary of an employee benefit plan whenever the performance by it of its duties to the Corporation also imposes duties on, or otherwise involves services by, such Indemnified Person to the plan or participants or beneficiaries of the plan; (ii) excise taxes assessed on an Indemnified Person with respect to an employee benefit plan pursuant to Applicable Law shall constitute “fines” within the meaning of Section 9.01(a); and (iii) any action taken or omitted by an Indemnified Person with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Corporation.

(f) Any indemnification pursuant to this Section 9.01 shall be made only out of the assets of the Corporation. In no event may an Indemnified Person subject any holders of shares of capital stock to personal liability by reason of the indemnification provisions set forth in this Certificate of Incorporation.

(g) To the fullest extent permitted by Applicable Law, an Indemnified Person shall not be denied indemnification in whole or in part under this Section 9.01 because the Indemnified Person had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Certificate of Incorporation.

(h) The provisions of this Section 9.01 are for the benefit of the Indemnified Persons and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) To the fullest extent permitted by Applicable Law, each Director and officer shall, in the performance of his, her or its duties, be fully protected in relying in good faith upon the records of the Corporation and on such information, opinions, reports or statements presented to the Corporation by any of the officers, directors or employees of the Corporation or any other Corporate Group Member, or committees of the Board of Directors, or by any other Person (including legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by the Corporation or any other Corporate Group Member) as to matters the Directors or officers, as the case may be, reasonably believe are within such other Person’s professional or expert competence.

(j) No amendment, modification or repeal of this Section 9.01 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnified Person to be indemnified by the Corporation, nor the obligations of the Corporation to indemnify any such Indemnified Person under and in accordance with the provisions of this Section 9.01 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in-part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(k) If a claim for indemnification (following the final disposition of the action, suit or proceeding for which indemnification is being sought) or advancement of expenses under this Section 9.01 is not paid in full within thirty (30) days after a written claim therefor by any Indemnified Person has been received by the Corporation, such Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expenses of prosecuting such claim, including reasonable attorneys’ fees, to the fullest extent permitted by Applicable Law.

(l) This Section 9.01 shall not limit the right of the Corporation, to the extent and in the manner permitted by Applicable Law, to indemnify and to advance expenses to, and purchase and maintain insurance on behalf of, Persons other than Indemnified Persons.

Section 9.02 Liability of Indemnitees.

(a) Notwithstanding anything otherwise to the contrary herein (but without limitation of any other provision of this Certificate of Incorporation providing for the limitation or elimination of liability of any Person), to the extent and in the manner permitted by the DGCL, no Indemnified Person shall be liable to the Corporation, the stockholders of the Corporation, in their capacity as such, or any other Persons who have acquired interests in the securities of the Corporation, for any losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising as a result of any act or omission of an Indemnified Person, or for any breach of contract (including a violation of this Certificate of Incorporation) or any breach of duties (including breach of fiduciary duties) whether arising hereunder, at law, in equity or otherwise, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnified Person acted in bad faith or engaged in fraud or willful misconduct.

(b) Any amendment, modification or repeal of this Section 9.02 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnified Persons under this Section 9.02 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted, and provided such Person became an Indemnified Person hereunder prior to such amendment, modification or repeal.

(c) A Director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a Director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

ARTICLE X

SPECIAL MEETINGS OF STOCKHOLDERS; ACTION WITHOUT A MEETING

Section 10.01 Special Meetings. Except as otherwise required by Applicable Law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the Board of Directors or any holder of Common Stock.

Section 10.02 Action Without a Meeting. Any action required or permitted to be taken by the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken is signed by holders of capital stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to voted thereon were present and voted and is delivered to the Corporation in the manner required by Section 228 of the DGCL; provided, however, that the holders of Preferred Stock may only act by written consent with the prior consent of the Board of Directors.

ARTICLE XI

DEFINITIONS

Section 11.01 Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Certificate of Incorporation:

“Affiliate” of any Person means any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person. Except as expressly stated otherwise in this Certificate of Incorporation, the term “Affiliate” with respect to the Corporation does not include at any time any Fund or Portfolio Company.

“Apollo Credit Group” means the Corporation, the members of the Apollo Operating Group and any other entity that, as of the relevant time, is a guarantor to any series of Apollo Senior Notes, and their direct and indirect subsidiaries (to the extent of their economic ownership interest in such subsidiaries) taken as a whole.

“Apollo Operating Group” means (i) Apollo Principal Holdings I, L.P., a Cayman Islands exempted limited partnership, Apollo Principal Holdings II, L.P., a Cayman Islands exempted limited partnership, Apollo Principal Holdings III, L.P., a Cayman Islands exempted limited partnership, Apollo Principal Holdings IV, L.P., a Cayman Islands exempted limited partnership, Apollo Principal Holdings V, L.P., a Cayman Islands exempted limited partnership, Apollo Principal Holdings VI, L.P., a Cayman Islands exempted limited partnership, Apollo Principal Holdings VII, L.P., a Cayman Islands exempted limited partnership, Apollo Principal Holdings VIII, L.P., a Cayman Islands exempted limited partnership, Apollo Principal Holdings IX, L.P., a Cayman Islands exempted limited partnership, Apollo Principal Holdings X, L.P., a Cayman Islands exempted limited partnership, Apollo Principal Holdings XI, LLC, an Anguilla limited liability company, Apollo Principal Holdings XII, L.P., a Cayman Islands exempted limited partnership, AMH Holdings (Cayman), L.P., a Cayman Islands exempted limited partnership, and any successors thereto or other entities formed to serve as holding vehicles for the carry vehicles, management companies or other entities formed by the Corporation or its Subsidiaries to engage in the asset management business (including alternative asset management) and (ii) any such carry vehicles, management companies or other entities formed by the Corporation or its Affiliates to engage in the asset management business (including alternative asset management) and receiving management fees, incentive fees, fees paid by Portfolio Companies, carry or other remuneration which are not Subsidiaries of the Persons described in clause (i), excluding any Funds and any Portfolio Companies.

“Apollo Senior Notes” means (i) the 4.000% Senior Notes due 2024 issued by Apollo Management Holdings, L.P., (ii) the 4.400% Senior Notes due 2026 issued by Apollo Management Holdings, L.P., (iii) the 4.872% Senior Notes due 2029 issued by Apollo Management Holdings, L.P., (iv) the 5.000% Senior Notes due 2048 issued by Apollo Management Holdings, L.P. or (v) any similar series of senior unsecured debt securities, in each case, guaranteed by the members of the Apollo Operating Group.

“Applicable Law” means, with respect to any Person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any Governmental Entity applicable to such Person.

“Below Investment Grade Rating Event” means (x) the rating on any series of the Apollo Senior Notes (or, if no Apollo Senior Notes are outstanding or no Apollo Senior Notes are then rated by the applicable Rating Agency, the Corporation’s long-term issuer rating by such Rating Agency) is lowered by either of the Rating Agencies in respect of a Change of Control and (y) any series of the Apollo Senior Notes (or, if no Apollo Senior Notes are outstanding or no Apollo Senior Notes are then rated by the applicable Rating Agency, the Corporation’s long-term issuer rating by such Rating Agency) is rated below Investment Grade by both Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended until the ratings are announced if during such 60-day period the rating of any series of the Apollo Senior Notes (or, if no Apollo Senior Notes are outstanding or no Apollo Senior Notes are then rated by the applicable Rating Agency, the Corporation’s long-term issuer rating by such Rating Agency) is under publicly announced consideration for possible downgrade by either of the Rating Agencies); provided, that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Corporation in writing at the Corporation’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event). The Corporation shall request the Rating Agencies to make such confirmation in connection with any Change of Control.

“Board of Directors” means the Board of Directors of the Corporation.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Bylaws” means the bylaws of the Corporation as in effect from time to time.

“Change of Control” means the occurrence of the following:

(i) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties and assets of the Apollo Credit Group to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act, or any successor provision), other than to a Continuing Apollo Person; or

(ii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act or any successor provision), other than a Continuing Apollo Person, becomes (i) the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act or any successor provision) of a majority of the controlling interests in (A) the Corporation or (B) one or more entities that, as of the relevant time, is a guarantor to any series of Apollo Senior Notes comprising all or substantially all of the assets of the Apollo Credit Group and (ii) entitled to receive a Majority Economic Interest in connection with such transaction.

“Change of Control Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Code” means the Internal Revenue Code of 1986, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.

“Common Stock” has the meaning assigned to such term in Section 4.01(a)(i).

“control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contrast or otherwise, and “controlling” and “controlled” shall have meanings correlative thereto.

“Corporate Group” means the Corporation and each Subsidiary of the Corporation.

“Corporate Group Member” means a member of the Corporate Group.

“Corporation” has the meaning assigned to such term in Article I.

“DGCL” means the General Corporation Law of the State of Delaware.

“Director” means a member of the Board of Directors.

“Dissolution Event” means an event giving rise to the dissolution of the Corporation.

“Dividend Payment Date” means March 15, June 15, September 15 and December 15 of each year, commencing (a) with respect to the Series A Preferred Stock, on June 15, 2017 and (b) with respect to the Series B Preferred Stock, on June 15, 2018.

“Dividend Period” means the period from and including a Dividend Payment Date to, but excluding, the next Dividend Payment Date, except that (a) the initial Dividend Period with respect to the Series A Preferred Stock commenced on and included March 7, 2017 and (b) the initial Dividend Period with respect to the Series B Preferred Stock commenced on and included March 19, 2018.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and the rules and regulations promulgated thereunder.

“Fitch” means Fitch Ratings Inc. or any successor thereto.

“Former Class C Stockholder” means AGM Management, LLC in its capacity as the former “Class C Stockholder” of the Corporation as such term is defined in the amended and restated certificate of incorporation of the Corporation filed with the Secretary of State of the State of Delaware on April 29, 2020 and effective as of 12:01 a.m. Eastern Daylight Time on April 30, 2020.

“Former Manager” means AGM Management, LLC in its capacity as the former manager of Apollo Global Management, LLC.

“Fund” means any pooled investment vehicle or similar entity sponsored or managed, directly or indirectly, by the Corporation or any of its Subsidiaries.

“Governmental Entity” means any Federal, state, county, city, local or foreign governmental, administrative or regulatory authority, commission, committee, agency or body (including any court, tribunal or arbitral body).

“Indemnified Person” means, to the fullest extent permitted by Applicable Law: (a) the Former Manager; (b) the Former Class C Stockholder; (c) any Affiliate of the Former Manager; (d) any member, partner, Tax Matters Partner, Partnership Representative, officer, director, employee, agent, fiduciary or trustee of any Corporate Group Member, the Former Manager or any of their respective Affiliates; (e) any Person who was serving at the request of the Former Manager or any of its respective Affiliates as an officer, director, employee, member, partner, Tax Matters Partner, Partnership Representative, agent, fiduciary or trustee of another Person; provided, that a Person shall not be an Indemnified Person by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services; and (f) any Person that the Board of Directors in its sole discretion designates as an “Indemnified Person” as permitted by Applicable Law.

“Investment” means any investment (or similar term describing the results of the deployment of capital) as defined in the governing document of any Fund managed (directly or indirectly) by a member of the Apollo Operating Group.

“Investment Grade” means a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch) and BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) (or, in each case, if such Rating Agency ceases to rate a series of the Apollo Senior Notes (or, if no Apollo Senior Notes are outstanding, ceases to assign a long-term issuer rating to the Corporation) for reasons outside of the Corporation’s control, the equivalent investment grade credit rating from any Rating Agency selected by the Corporation as a replacement Rating Agency).

“Junior Stock” means Common Stock and any other equity securities that the Corporation may issue in the future ranking, as to the payment of dividends, junior to the Series A Preferred Stock and the Series B Preferred Stock.

“Liquidation Preference” means, in respect of any shares of Preferred Stock, the “Liquidation Preference” per share of Preferred Stock specified for such series of Preferred Stock.

“LLC Agreement” means that certain Third Amended and Restated Limited Liability Company Agreement of the Apollo Global Management, LLC, dated as of March 19, 2018.

“Majority Economic Interest” means any right or entitlement to receive more than 50% of the equity distributions or partner allocations (whether such right or entitlement results from the ownership of partner or other equity interests, securities, instruments or agreements of any kind) made to all holders of partner or other equity interests in the Apollo Credit Group (other than entities within the Apollo Credit Group).

“Nonpayment” has the meaning set forth in Section 12.06(a).

“Parity Stock” means any securities of the Corporation, including Preferred Stock, that the Corporation has authorized or issued or may authorize or issue, the terms of which provide that such securities shall rank equally with the Series A Preferred Stock and the Series B Preferred Stock with respect to payment of dividends and distribution of assets upon a Dissolution Event. For purposes of this definition, the Series A Preferred Stock shall be treated as Parity Stock with respect to the Series B Preferred Stock and the Series B Preferred Stock shall be treated as Parity Stock with respect to the Series A Preferred Stock.

“Partnership Representative” means the “partnership representative” as defined in Section 6223 of the Code after amendment by P.L. 114-74.

“Person” shall be construed broadly and includes any individual, corporation, firm, partnership, limited liability company, joint venture, estate, business, association, trust, Governmental Entity or other entity.

“Portfolio Company” means any Person in which any Fund owns or has made, directly or indirectly, any Investment.

“Preferred Stock” has the meaning set forth in Section 4.01(a)(ii).

“Rating Agency” means:

(i) each of Fitch and S&P; and

(ii) if either of Fitch or S&P ceases to rate any series of Apollo Senior Notes (or, if no Apollo Senior Notes are outstanding, ceases to assign a long-term issuer rating to the Corporation) or fails to make a rating of any series of Apollo Senior Notes (or, if no Apollo Senior Notes are outstanding, the Corporation’s long-term issuer rating) publicly available for reasons outside of the Corporation’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by the Corporation as a replacement agency for Fitch or S&P, or both, as the case may be.

“Rating Agency Redemption Event” means a change to the methodology or criteria that were employed by an applicable nationally recognized statistical rating organization for purposes of assigning equity credit to securities with features similar to the Series B Preferred Stock on March 19, 2018 (the “current methodology”), which change either (a) shortens the period of time during which equity credit pertaining to the Series B Preferred Stock would have been in effect had the current methodology not been changed or (b) reduces the amount of equity credit assigned to the Series B Preferred Stock as compared with the amount of equity credit that such rating agency had assigned to the Series B Preferred Stock as of March 19, 2018.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill Financial, Inc., or any successor thereto.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time, and the rules and regulations promulgated thereunder.

“Series A Dividend Rate” means 6.375%.

“Series A Holder” means a holder of Series A Preferred Stock.

“Series A Liquidation Preference” means $25.00 per share of Series A Preferred Stock. The Series A Liquidation Preference shall be the “Liquidation Preference” with respect to the Series A Preferred Stock.

“Series A Liquidation Value” means the sum of the Series A Liquidation Preference and declared and unpaid dividends, if any, to, but excluding, the date of the Dissolution Event on the Series A Preferred Stock.

“Series A Offering Expenses” has the meaning set forth in Section 12.10.

“Series A Preferred Share” means a 6.357% Series A Preferred Share, having the designations, rights, powers and preferences set forth in Article XIII of the LLC Agreement.

“Series A Preferred Stock” means the 6.375% Series A Preferred Stock having the designations, rights, powers and preferences set forth in Article XII.

“Series A Record Date” means, with respect to any Dividend Payment Date, the March 1, June 1, September 1 or December 1, as the case may be, immediately preceding the relevant March 15, June 15, September 15 or December 15 Dividend Payment Date, respectively. These Series A Record Dates shall apply regardless of whether a particular Series A Record Date is a Business Day. The Series A Record Dates shall constitute Record Dates with respect to the Series A Preferred Stock for the purpose of dividends on the Series A Preferred Stock.

“Series B Dividend Rate” means 6.375%.

“Series B Holder” means a holder of Series B Preferred Stock.

“Series B Liquidation Preference” means $25.00 per share of Series B Preferred Stock. The Series B Liquidation Preference shall be the “Liquidation Preference” with respect to the Series B Preferred Stock.

“Series B Liquidation Value” means the sum of the Series B Liquidation Preference and declared and unpaid dividends, if any, to, but excluding, the date of the Dissolution Event on the Series B Preferred Stock.

“Series B Offering Expenses” has the meaning set forth in Section 13.10.

“Series B Preferred Share” means a 6.375% Series B Preferred Share, having the designations, rights, powers and preferences set forth in Article XIV of the LLC Agreement.

“Series B Preferred Stock” means the 6.375% Series B Preferred Stock having the designations, rights, powers and preferences set forth in Article XIII.

“Series B Record Date” means, with respect to any Dividend Payment Date, the March 1, June 1, September 1 or December 1, as the case may be, immediately preceding the relevant March 15, June 15, September 15 or December 15 Dividend Payment Date, respectively. These Series B Record Dates shall apply regardless of whether a particular Series B Record Date is a Business Day. The Series B Record Dates shall constitute Record Dates with respect to the Series B Preferred Stock for the purpose of dividends on the Series B Preferred Stock.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person owns, directly or indirectly, or otherwise controls, more than 50% of the voting shares or other similar interests or the sole general partner interest or managing member or similar interest of such Person. The term “Subsidiary” does not include at any time any Funds or Portfolio Companies.

“Tax Matters Partner” means the “tax matters partner” as defined in the Code prior to amendment by P.L. 114-74.

“Voting Preferred Stock” has the meaning set forth in Section 12.06(a).

“2007 Omnibus Incentive Plan” means the Corporation’s 2007 Omnibus Equity Incentive Plan, as amended, restated, supplemented or otherwise modified from time to time, including, without limitation, as amended, restated and renamed as the Corporation’s “2019 Omnibus Equity Incentive Plan”, including to reflect the mergers of the Corporation and Athene Holding Ltd. with and into subsidiaries of an Affiliate of the Corporation, following which such plan shall be assumed by, and the “Corporation” shall refer to, the resulting parent corporation.

ARTICLE XII

TERMS, RIGHTS, POWERS, PREFERENCES AND DUTIES OF SERIES A PREFERRED STOCK

Section 12.01 Designation. The Series A Preferred Stock is hereby designated and created as a series of Preferred Stock. Each share of Series A Preferred Stock shall be identical in all respects to every other share of Series A Preferred Stock.

Section 12.02 Dividends.

(a) The Series A Holders shall be entitled to receive with respect to each Share of Series A Preferred Stock owned by such holder, when, as and if declared by the Board of Directors, or a duly authorized committee thereof, in its sole discretion out of funds legally available therefor, non-cumulative quarterly cash dividends, on the applicable Dividend Payment Date that corresponds to the record date for which the Board of Directors has declared a dividend, if any, at a rate per annum equal to the Series A Dividend Rate (subject to Section 12.05(b)) of the Series A Liquidation Preference. Such dividends shall be non-cumulative. If a Dividend Payment Date is not a Business Day, the related dividend (if declared) shall be paid on the next succeeding Business Day with the same force and effect as though paid on such Dividend Payment Date, without any increase to account for the period from such Dividend Payment Date through the date of actual payment. Dividends payable on the Series A Preferred Stock for any period less than a full Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Declared dividends will be payable on the relevant Dividend Payment Date to Series A Holders as they appear on the Corporation’s register at the close of business, New York City time, on a Series A Record Date, provided that if the Series A Record Date is not a Business Day, the declared dividends will be payable on the relevant Dividend Payment Date to Series A Holders as they appear on the Corporation’s register at the close of business, New York City time, on the Business Day immediately preceding such Series A Record Date.

(b) So long as any shares of Series A Preferred Stock are outstanding, unless, in each case, dividends have been declared and paid or declared and set apart for payment on the Series A Preferred Stock for a quarterly Dividend Period, (i) no dividend, whether in cash or property, may be declared or paid or set apart for payment on the Junior Stock for the remainder of that quarterly Dividend Period and (ii) the Corporation and its Subsidiaries shall not directly or indirectly repurchase, redeem or otherwise acquire for consideration any Shares of Junior Stock (other than, in each case (A) the net share settlement of equity-based awards granted under the 2007 Omnibus Incentive Plan in order to satisfy associated tax obligations and (B) dividends paid in Shares of Junior Stock or options, warrants or rights to subscribe for or purchase Junior Stock).

(c) The Board of Directors, or a duly authorized committee thereof, may, in its sole discretion, choose to pay dividends on the Series A Preferred Stock without the payment of any dividends on any Junior Stock.

(d) When dividends are not declared and paid (or duly provided for) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates pertaining to the Series A Preferred Stock, on a dividend payment date falling within the related Dividend Period) in full upon the Series A Preferred Stock or any Parity Stock, all dividends declared upon the Series A Preferred Stock and all such Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the related Dividend Period) shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all declared and unpaid dividends per share on the Series A Preferred Stock and all unpaid dividends, including any accumulations, on all Parity Stock payable on such Dividend Payment Date (or in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates pertaining to the Series A Preferred Stock, on a dividend payment date falling within the related Dividend Period) bear to each other.

(e) No dividends may be declared or paid or set apart for payment on any Series A Preferred Stock if at the same time any arrears exist or default exists in the payment of dividends on any outstanding Shares ranking, as to the payment of dividends and distribution of assets upon a Dissolution Event, senior to the Series A Preferred Stock, subject to any applicable terms of such outstanding Shares.

(f) Series A Holders shall not be entitled to any dividends, whether payable in cash or property, other than as provided in this Certificate of Incorporation and shall not be entitled to interest, or any sum in lieu of interest, in respect of any dividend payment, including any such payment which is delayed or foregone.

Section 12.03 Rank. The Series A Preferred Stock shall rank, with respect to payment of dividends and distribution of assets upon a Dissolution Event:

(a) junior to all of the Corporation’s existing and future indebtedness and any equity securities, including Preferred Stock, that the Corporation may authorize or issue, the terms of which provide that such securities shall rank senior to the Series A Preferred Stock with respect to payment of dividends and distribution of assets upon a Dissolution Event;

(b) equally to any Parity Stock; and

(c) senior to any Junior Stock.

Section 12.04 Optional Redemption.

(a) Except as set forth in Section 12.05, the Series A Preferred Stock shall not be redeemable prior to March 15, 2022. At any time or from time to time on or after March 15, 2022, subject to any limitations that may be imposed by law, the Corporation may, in the sole discretion of the Board of Directors, redeem the Series A Preferred Stock, out of funds legally available therefor, in whole or in part, at a redemption price equal to the Liquidation Preference per Share of Series A Preferred Stock plus an amount equal to declared and unpaid dividends, if any, from the Dividend Payment Date immediately preceding the redemption date to, but excluding, the redemption date. If less than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the Board of Directors shall select the shares of Series A Preferred Stock to be redeemed from the outstanding shares of Series A Preferred Stock not previously called for redemption by lot or pro rata (as nearly as possible).

(b) In the event the Corporation shall redeem any or all of the shares of Series A Preferred Stock as aforesaid in Section 12.04(a), the Corporation shall give notice of any such redemption to the Series A Holders (which such notice may be delivered prior to March 15, 2022) not more than 60 nor less than 30 days prior to the date fixed for such redemption. Failure to give notice to any Series A Holder shall not affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock being redeemed.

(c) Notice having been given as herein provided and so long as funds legally available and sufficient to pay the redemption price for all of the shares of Series A Preferred Stock called for redemption have been set aside for payment, from and after the redemption date, such shares of Series A Preferred Stock called for redemption shall no longer be deemed outstanding, and all rights of the Series A Holders thereof shall cease other than the right to receive the redemption price, without interest.

(d) The Series A Holders shall have no right to require redemption of any shares of Series A Preferred Stock.

(e) Without limiting clause (c) of this Section 12.04, if the Corporation shall deposit, on or prior to any date fixed for redemption of shares of Series A Preferred Stock (pursuant to notice delivered in accordance with Section 12.04(b)), with any bank or trust company as a trust fund, funds sufficient to redeem the shares of Series A Preferred Stock called for redemption, with irrevocable instructions and authority to such bank or trust company to pay on and after the date fixed for redemption or such earlier date as the Board of Directors may determine, to the respective Series A Holders, the redemption price thereof, then from and after the date of such deposit (although prior to the date fixed for redemption) such shares of Series A Preferred Stock so called shall be deemed to be redeemed and such deposit shall be deemed to constitute full payment of said shares of Series A Preferred Stock to the holders thereof and from and after the date of such deposit said shares of Series A Preferred Stock shall no longer be deemed to be outstanding, and the holders thereof shall cease to be holders of Shares with respect to such shares of Series A Preferred Stock, and shall have no rights with respect thereto except only the right to receive from said bank or trust company, on the redemption date or such earlier date as the Board of Directors may determine, payment of the redemption price of such shares of Series A Preferred Stock without interest.

Section 12.05 Change of Control Redemption.

(a) If a Change of Control Event occurs prior to March 15, 2022, within 60 days of the occurrence of such Change of Control Event, the Corporation may, in the sole discretion of the Board of Directors, redeem the Series A Preferred Stock, in whole but not in part, out of funds legally available therefor, at a redemption price equal to $25.25 per share of Series A Preferred Stock plus an amount equal to any declared and unpaid dividends to, but excluding, the redemption date.

(b) If (i) a Change of Control Event occurs (whether before, on or after March 15, 2022) and (ii) the Corporation does not give notice to the Series A Holders prior to the 31st day following the Change of Control Event to redeem all the outstanding shares of Series A Preferred Stock, the Series A Dividend Rate shall increase by 5.00%, beginning on the 31st day following the consummation of such Change of Control Event.

(c) In connection with any Change of Control and any particular reduction in the rating on a series of the Apollo Senior Notes (or, if no Apollo Senior Notes are outstanding, a reduction in the Corporation’s long-term issuer rating), the Board of Directors shall request from the Rating Agencies each such Rating Agency’s written confirmation whether such reduction in the rating on each such series of Apollo Senior Notes (or, if no Apollo Senior Notes are outstanding, the Corporation’s long-term issuer rating) was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of any Below Investment Grade Rating Event).

(d) In the event the Corporation elects to redeem all of the shares of Series A Preferred Stock as aforesaid in Section 12.05(a), the Corporation shall give notice of any such redemption to the Series A Holders at least 30 days prior to the date fixed for such redemption.

(e) The Series A Holders shall have no right to require redemption of any Series A Preferred Stock pursuant to this Section 12.05.

Section 12.06 Voting.

(a) Notwithstanding any provision in this Certificate of Incorporation to the contrary, and except as set forth in this Section 12.06, the Series A Preferred Stock shall not have any relative, participating, optional or other voting, consent or approval rights or powers, and the vote, consent or approval of the Series A Holders shall not be required for the taking of any action or inaction by the Corporation. If and whenever six quarterly dividends (whether or not consecutive) payable on the Series A Preferred Stock or six quarterly dividends (whether or not consecutive) payable on any series or class of Parity Stock have not been declared and paid (a “Nonpayment”), the number of directors then constituting the Board of Directors automatically shall be increased by two and the Series A Holders, voting together as a single class with the holders of any other class or series of Parity Stock then outstanding upon which like voting rights have been conferred and are exercisable (any such other class or series, “Voting Preferred Stock”), shall have the right to elect these two additional directors at a meeting of the Series A Holders and the holders of such Voting Preferred Stock called as hereafter provided. When quarterly dividends have been declared and paid on the Series A Preferred Stock for four consecutive Dividend Periods following the Nonpayment, then the right of the Series A Holders and the holders of such Voting Preferred Stock to elect such two additional directors shall cease and the qualification to serve as a director and the terms of office of all directors elected by the Series A Holders and holders of the Voting Preferred Stock shall forthwith cease and terminate immediately and the number of directors constituting the whole Board of Directors automatically shall be reduced by two. However, the right of the Series A Holders and the holders of the Voting Preferred Stock to elect two additional directors on the Board of Directors shall again vest if and whenever six additional quarterly dividends have not been declared and paid, as described above.

(b) If a Nonpayment or a subsequent Nonpayment shall have occurred, the Board of Directors may, and upon the written request of any holder of Series A Preferred Stock (addressed to the Board of Directors) shall, call a special meeting of the Series A Holders and holders of the Voting Preferred Stock for the election of the two directors to be elected by them. The directors elected at any such special meeting shall hold office until the next annual meeting or special meeting held in lieu thereof if such office shall not have previously terminated as above provided. The Board of Directors shall, in its sole discretion, determine a date for a special meeting applying procedures consistent with Articles VI and X in connection with the expiration of the term of the two directors elected pursuant to this Section 12.06. The Series A Holders and holders of the Voting Preferred Stock, voting together as a class, may remove any director elected by the Series A Holders and holders of the Voting Preferred Stock pursuant to this Section 12.06. If any vacancy shall occur among the directors elected by the Series A Holders and holders of the Voting Preferred Stock, a successor shall be elected by the Board of Directors, upon the nomination of the then-remaining director elected by the Series A Holders and holders of the Voting Preferred Stock or the successor of such remaining director, to serve until the next special meeting (convened as set forth in the immediately preceding sentence) held in place thereof if such office shall not have previously terminated as above provided. Except to the extent expressly provided otherwise in this Section 12.06, any such annual or special meeting shall be called and held applying procedures consistent with Articles VI and X as if references to stockholders of the Corporation were references to Series A Holders and holders of Voting Preferred Stock.

(c) Notwithstanding anything to the contrary in Article X but subject to Section 12.06(d), so long as any shares of Series A Preferred Stock are outstanding, the affirmative vote of at least 66-2/3% of the votes entitled to be cast by the Series A Holders and holders of the Voting Preferred Stock, at the time outstanding, voting as a single class regardless of series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary:

(i) to amend, alter or repeal any of the provisions of this Article XII relating to the Series A Preferred Stock or any series of Voting Preferred Stock, whether by merger, consolidation or otherwise, to affect materially and adversely the rights, powers and preferences of the Series A Holders or holders of the Voting Preferred Stock; and

(ii) to authorize, create or increase the authorized amount of, any class or series of Preferred Stock having rights senior to the Series A Preferred Stock with respect to the payment of dividends or amounts upon any Dissolution Event;

provided, however, that,

(X)

in the case of subparagraph (i) above, no such vote of the Series A Preferred Stock or the Voting Preferred Stock, as the case may be, shall be required if in connection with any such amendment, alteration or repeal, by merger, consolidation or otherwise, each Share of Series A Preferred Stock and Voting Preferred Stock remains outstanding without the terms thereof being materially and adversely changed in any respect to the holders thereof or is converted into or exchanged for preferred equity securities of the surviving entity having the rights, powers and preferences thereof substantially similar to those of such Series A Preferred Stock or the Voting Preferred Stock, as the case may be;

(Y)

in the case of subparagraph (i) above, if such amendment affects materially and adversely the rights, powers and preferences of one or more but not all of the classes or series of Voting Preferred Stock and the Series A Preferred Stock at the time outstanding, the affirmative vote of at least 66-2/3% of the votes entitled to be cast by the holders of all such classes or series of Voting Preferred Stock and the Series A Preferred Stock so affected, voting as a single class regardless of class or series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be required in lieu of (or, if such consent is required by law, in addition to) the affirmative vote of at least 66-2/3% of the votes entitled to be cast by the Voting Preferred Stock and the Series A Preferred Stock otherwise entitled to vote as a single class in accordance herewith; and

(Z)

in the case of subparagraph (i) or (ii) above, no such vote of the Series A Holders or holders of the Voting Preferred Stock, as the case may be, shall be required if, at or prior to the time when such action is to take effect, provision is made for the redemption of all shares of Series A Preferred Stock or Voting Preferred Stock, as the case may be, at the time outstanding.

(d) For the purposes of this Section 12.06, neither:

(i) the amendment of provisions of this Certificate of Incorporation so as to authorize or create or issue, or to increase the authorized amount of, any Junior Stock or any Parity Stock; nor

(ii) any merger, consolidation or otherwise, in which (1) the Corporation is the surviving entity and the Series A Preferred Stock remains outstanding with the terms thereof materially unchanged in any respect adverse to the holders thereof; or (2) the resulting, surviving or transferee entity is organized under the laws of any state and substitutes or exchanges the Series A Preferred Stock for other preferred equity securities having rights, powers and preferences (including with respect to redemption thereof) substantially similar to that of the Series A Preferred Stock under this Certificate of Incorporation (except for changes that do not materially and adversely affect the Series A Preferred Stock considered as a whole) shall be deemed to materially and adversely affect the rights, powers and preferences of the Series A Preferred Stock or holders of Voting Preferred Stock.

(e) For purposes of the foregoing provisions of this Section 12.06, each Series A Holder shall have one vote per share of Series A Preferred Stock, except that when any other series of Preferred Stock shall have the right to vote with the Series A Preferred Stock as a single class on any matter, then the Series A Holders and the holders of such other series of Preferred Stock shall have with respect to such matters one vote per $25.00 of stated liquidation preference.

(f) The Corporation may, from time to time, without notice to or consent of the Series A Holders or holders of other Parity Stock, issue additional shares of Series A Preferred Stock.

(g) The foregoing provisions of this Section 12.06 will not apply if, at or prior to the time when the act with respect to which a vote pursuant to this Section 12.06 would otherwise be required shall be effected, all shares of Series A Preferred Stock shall have been redeemed.

Section 12.07 Liquidation Rights.

(a) Upon any Dissolution Event, after payment or provision for the liabilities of the Corporation (including the expenses of such Dissolution Event) and the satisfaction of all claims ranking senior to the Series A Preferred Stock in accordance with Section 5.03, the Series A Holders shall be entitled to receive out of the assets of the Corporation or proceeds thereof available for distribution to holders of Shares, before any payment or distribution of assets is made in respect of Junior Stock, distributions equal to the Series A Liquidation Value.

(b) If the assets of the Corporation available for distribution upon a Dissolution Event are insufficient to pay in full the aggregate amount payable to the Series A Holders and holders of all other outstanding Shares of Parity Stock, if any, such assets shall be distributed to the Series A Holders and holders of such Parity Stock pro rata, based on the full respective distributable amounts to which each such holder is entitled pursuant to this Section 12.07.

(c) Nothing in this Section 12.07 shall be understood to entitle the Series A Holders to be paid any amount upon the occurrence of a Dissolution Event until holders of any classes or series of Shares ranking, as to the distribution of assets upon a Dissolution Event, senior to the Series A Preferred Stock have been paid all amounts to which such classes or series of Shares are entitled.

(d) For the purposes of this Certificate of Incorporation, neither the sale, conveyance, exchange or transfer, for cash, stock, securities or other consideration, of all or substantially all of the Corporation’s property or assets nor the consolidation, merger or amalgamation of the Corporation with or into any other entity or the consolidation, merger or amalgamation of any other entity with or into the Corporation shall be deemed to be a Dissolution Event, notwithstanding that for other purposes, such as for tax purposes, such an event may constitute a liquidation, dissolution or winding up. In addition, notwithstanding anything to the contrary in this Section 12.07, no payment will be made to the Series A Holders pursuant to this Section 12.07 (i) upon the voluntary or involuntary liquidation, dissolution or winding up of any of the Corporation’s Subsidiaries or upon any reorganization of the Corporation into another limited liability entity pursuant to the provisions of this Certificate of Incorporation that allow the Corporation to merge or convey its assets to another limited liability entity with or without approval of the stockholders of the Corporation or (ii) if the Corporation engages in a reorganization or other transaction in which a successor to the Corporation issues equity securities to the Series A Holders that have rights, powers and preferences that are substantially similar to the rights, powers and preferences of the Series A Preferred Stock pursuant to provisions of this Certificate of Incorporation that allow the Corporation to do so without approval of the stockholders of the Corporation. Notwithstanding any provision to the contrary in this Article XII (including Section 12.06), the Board of Directors may, in its sole discretion, and without the consent of any Series A Holder, amend this Article XII to allow for the transactions in this Section 12.07(d).

Section 12.08 No Duties to Series A Holders. Notwithstanding anything to the contrary in this Certificate of Incorporation, to the fullest extent permitted by law, no Indemnified Person shall have any duties or liabilities to the Series A Holders.

Section 12.09 Forum Selection. Each Person that holds or has held a share of Series A Preferred Stock and each Person that holds or has held any beneficial interest in a share of Series A Preferred Stock (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise), to the fullest extent permitted by law, (i) irrevocably agrees that any claims, suits, actions or proceedings against the Corporation, or any director, officer, employee, control person, underwriter or agent of the Corporation, asserted under United States federal securities laws, otherwise arising under such laws, or that could have been asserted as a claim arising under such laws, shall be exclusively brought in the federal district courts of the United States of America (except, and only to the extent, that any such claims, actions or proceedings are of a type for which a stockholder may not waive its right to maintain a legal action or proceeding in the courts of the State of Delaware with respect to matters relating to internal corporate claims of the Corporation as set forth under Section 115 of the DGCL); (ii) irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding; and (iii) irrevocably agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts or any other court to which proceedings in such courts may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper.

Section 12.10 Expenses. It is the intent of the Corporation and the members of the Apollo Operating Group that the offering of the Series A Preferred Shares described in Section 3.2(d) of the LLC Agreement is for the benefit of the members of the Apollo Operating Group and therefore the fees and expenses (including any underwriter discounts and fees) associated with the offering of the Series A Preferred Shares described in Section 3.2(d) of the LLC Agreement (the “Series A Offering Expenses”) shall be borne by the members of the Apollo Operating Group. In order to implement such intent, (i) Apollo Global Management, LLC was deemed to have contributed the gross proceeds raised in the offering of the Series A Preferred Shares (as defined in the LLC Agreement) to APO Asset Co., LLC, APO (FC), LLC, APO (FC II), LLC, APO (FC III), LLC, APO UK (FC), LLC and APO Corp. (in exchange for a note in the case of APO Corp.), in accordance with the books and records of such entities, which will in turn contribute the gross proceeds to the members of the Apollo Operating Group in exchange for Series A Preferred Shares mirror units issued by the members of the Apollo Operating Group, and (ii) the members of the Apollo Operating Group will be deemed to have paid the Series A Offering Expenses, pro rata based on the relative amount of gross proceeds each member of the Apollo Operating Group is deemed to have received.

ARTICLE XIII

TERMS, RIGHTS, POWERS, PREFERENCES AND DUTIES OF SERIES B

PREFERRED STOCK

Section 13.01 Designation. The Series B Preferred Stock is hereby designated and created as a series of Preferred Stock. Each share of Series B Preferred Stock shall be identical in all respects to every other share of Series B Preferred Stock.

Section 13.02 Dividends.

(a) The Series B Holders shall be entitled to receive with respect to each Share of Series B Preferred Stock owned by such holder, when, as and if declared by the Board of Directors, or a duly authorized committee thereof, in its sole discretion out of funds legally available therefor, non-cumulative quarterly cash dividends, on the applicable Dividend Payment Date that corresponds to the record date for which the Board of Directors has declared a dividend, if any, at a rate per annum equal to the Series B Dividend Rate (subject to Section 13.05(b)) of the Series B Liquidation Preference. Such dividends shall be non-cumulative. If a Dividend Payment Date is not a Business Day, the related dividend (if declared) shall be paid on the next succeeding Business Day with the same force and effect as though paid on such Dividend Payment Date, without any increase to account for the period from such Dividend Payment Date through the date of actual payment. Dividends payable on the Series B Preferred Stock for any period less than a full Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Declared dividends will be payable on the relevant Dividend Payment Date to Series B Holders as they appear on the Corporation’s register at the close of business, New York City time, on a Series B Record Date, provided that if the Series B Record Date is not a Business Day, the declared dividends will be payable on the relevant Dividend Payment Date to Series B Holders as they appear on the Corporation’s register at the close of business, New York City time, on the Business Day immediately preceding such Series B Record Date.

(b) So long as any shares of Series B Preferred Stock are outstanding, unless, in each case, dividends have been declared and paid or declared and set apart for payment on the Series B Preferred Stock for a quarterly Dividend Period, (i) no dividend, whether in cash or property, may be declared or paid or set apart for payment on the Junior Stock for the remainder of that quarterly Dividend Period and (ii) the Corporation and its Subsidiaries shall not directly or indirectly repurchase, redeem or otherwise acquire for consideration any Shares of Junior Stock (other than, in each case (A) the net share settlement of equity- based awards granted under the 2007 Omnibus Incentive Plan (or any successor or similar plan) in order to satisfy associated tax obligations and (B) dividends paid in Shares of Junior Stock or options, warrants or rights to subscribe for or purchase Junior Stock or with proceeds from the substantially concurrent sale of Junior Stock.

(c) The Board of Directors, or a duly authorized committee thereof, may, in its sole discretion, choose to pay dividends on the Series B Preferred Stock without the payment of any dividends on any Junior Stock.

(d) When dividends are not declared and paid (or duly provided for) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates pertaining to the Series B Preferred Stock, on a dividend payment date falling within the related Dividend Period) in full upon the Series B Preferred Stock or any Parity Stock, all dividends declared upon the Series B Preferred Stock and all such Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the related Dividend Period) shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all declared and unpaid dividends per share on the Series B Preferred Stock and all unpaid dividends, including any accumulations, on all Parity Stock payable on such Dividend Payment Date (or in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates pertaining to the Series B Preferred Stock, on a dividend payment date falling within the related Dividend Period) bear to each other.

(e) No dividends may be declared or paid or set apart for payment on any Series B Preferred Stock if at the same time any arrears exist or default exists in the payment of dividends on any outstanding Shares ranking, as to the payment of dividends and distribution of assets upon a Dissolution Event, senior to the Series B Preferred Stock, subject to any applicable terms of such outstanding Shares.

(f) Series B Holders shall not be entitled to any dividends, whether payable in cash or property, other than as provided in this Certificate of Incorporation and shall not be entitled to interest, or any sum in lieu of interest, in respect of any dividend payment, including any such payment which is delayed or foregone.

Section 13.03 Rank. The Series B Preferred Stock shall rank, with respect to payment of dividends and distribution of assets upon a Dissolution Event:

(a) junior to all of the Corporation’s existing and future indebtedness and any equity securities, including Preferred Stock, that the Corporation may authorize or issue, the terms of which provide that such securities shall rank senior to the Series B Preferred Stock with respect to payment of dividends and distribution of assets upon a Dissolution Event;

(b) equally to any Parity Stock; and

(c) senior to any Junior Stock.

Section 13.04 Optional Redemption.

(a) Except as set forth in Section 13.05, the Series B Preferred Stock shall not be redeemable prior to March 15, 2023. At any time or from time to time on or after March 15, 2023, subject to any limitations that may be imposed by law, the Corporation may, in the sole discretion of the Board of Directors, redeem the Series B Preferred Stock, out of funds legally available therefor, in whole or in part, at a redemption price equal to the Series B Liquidation Preference per Share of Series B Preferred Stock plus an amount equal to declared and unpaid dividends, if any, from the Dividend Payment Date immediately preceding the redemption date to, but excluding, the redemption date. If less than all of the outstanding shares of Series B Preferred Stock are to be redeemed, the Board of Directors shall select the shares of Series B Preferred Stock to be redeemed from the outstanding shares of Series B Preferred Stock not previously called for redemption by lot or pro rata (as nearly as possible).

(b) In the event the Corporation shall redeem any or all of the shares of Series B Preferred Stock as aforesaid in Section 13.04(a), the Corporation shall give notice of any such redemption to the Series B Holders (which such notice may be delivered prior to March 15, 2023) not more than 60 nor less than 30 days prior to the date fixed for such redemption. Failure to give notice to any Series B Holder shall not affect the validity of the proceedings for the redemption of any shares of Series B Preferred Stock being redeemed.

(c) Notice having been given as herein provided and so long as funds legally available and sufficient to pay the redemption price for all of the shares of Series B Preferred Stock called for redemption have been set aside for payment, from and after the redemption date, such shares of Series B Preferred Stock called for redemption shall no longer be deemed outstanding, and all rights of the Series B Holders thereof shall cease other than the right to receive the redemption price, without interest.

(d) The Series B Holders shall have no right to require redemption of any shares of Series B Preferred Stock.

(e) Without limiting clause (c) of this Section 13.04, if the Corporation shall deposit, on or prior to any date fixed for redemption of shares of Series B Preferred Stock (pursuant to notice delivered in accordance with Section 13.04(b)), with any bank or trust company as a trust fund, funds sufficient to redeem the shares of Series B Preferred Stock called for redemption, with irrevocable instructions and authority to such bank or trust company to pay on and after the date fixed for redemption or such earlier date as the Board of Directors may determine, to the respective Series B Holders, the redemption price thereof, then from and after the date of such deposit (although prior to the date fixed for redemption) such shares of Series B Preferred Stock so called shall be deemed to be redeemed and such deposit shall be deemed to constitute full payment of said shares of Series B Preferred Stock to the holders thereof and from and after the date of such deposit said shares of Series B Preferred Stock shall no longer be deemed to be outstanding, and the holders thereof shall cease to be holders of Shares with respect to such shares of Series B Preferred Stock, and shall have no rights with respect thereto except only the right to receive from said bank or trust company, on the redemption date or such earlier date as the Board of Directors may determine, payment of the redemption price of such shares of Series B Preferred Stock without interest.

Section 13.05 Change of Control Redemption; Rating Agency Redemption.

(a) If a Change of Control Event occurs prior to March 15, 2023, within 60 days of the occurrence of such Change of Control Event, the Corporation may, in the sole discretion of the Board of Directors, redeem the Series B Preferred Stock, in whole but not in part, out of funds legally available therefor, at a redemption price equal to $25.25 per share of Series B Preferred Stock plus an amount equal to any declared and unpaid dividends to, but excluding, the redemption date.

(b) If (i) a Change of Control Event occurs (whether before, on or after March 15, 2023) and (ii) the Corporation does not give notice to the Series B Holders prior to the 31st day following the Change of Control Event to redeem all the outstanding shares of Series B Preferred Stock, the Series B Dividend Rate shall increase by 5.00%, beginning on the 31st day following the consummation of such Change of Control Event.

(c) In connection with any Change of Control and any particular reduction in the rating on a series of the Apollo Senior Notes (or, if no Apollo Senior Notes are outstanding, a reduction in the Corporation’s long-term issuer rating), the Board of Directors shall request from the Rating Agencies each such Rating Agency’s written confirmation whether such reduction in the rating on each such series of Apollo Senior Notes (or, if no Apollo Senior Notes are outstanding, the Corporation’s long-term issuer rating) was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of any Below Investment Grade Rating Event).

(d) If a Rating Agency Redemption Event occurs prior to March 15, 2023, within 60 days of the occurrence of such Rating Agency Redemption Event, the Corporation may redeem the Series B Preferred Stock, in whole but not in part, out of funds legally available therefor, at a redemption price equal to $25.50 per share of Series B Preferred Stock, plus an amount equal to all declared and unpaid dividends to, but excluding, the redemption date, without payment of any undeclared dividend.

(e) In the event the Corporation elects to redeem all of the shares of Series B Preferred Stock as aforesaid in Section 13.05(a), or Section 13.05(d), the Corporation shall give notice of any such redemption to the Series B Holders at least 30 days prior to the date fixed for such redemption. Notice of any redemption, whether in connection with events as aforesaid in Section 13.05(a) or Section 13.05(d), some other transaction or otherwise, may be given prior to the completion thereof, and any such redemption or notice may, at the Corporation’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion or occurrence of the related events as aforesaid in Section 13.05(a) or Section 13.05(d) or such other transaction. In addition, if such redemption is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Corporation’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed. In addition, the Corporation may provide in such notice that payment of the redemption price and performance of the Corporation’s obligations with respect to such redemption may be performed by another Person.

(f) The Series B Holders shall have no right to require redemption of any Series B Preferred Stock pursuant to this Section 13.05.

Section 13.06 Voting.

(a) Notwithstanding any provision in this Certificate of Incorporation to the contrary, and except as set forth in this Section 13.06, the Series B Preferred Stock shall not have any relative, participating, optional or other voting, consent or approval rights or powers, and the vote, consent or approval of the Series B Holders shall not be required for the taking of any action or inaction by the Corporation. If and whenever a Nonpayment has occurred, the number of directors then constituting the Board of Directors automatically shall be increased by two and the Series B Holders, voting together as a single class with the holders of any other class or series of Voting Preferred Stock, shall have the right to elect these two additional directors at a meeting of the Series B Holders and the holders of such Voting Preferred Stock called as hereafter provided. When quarterly dividends have been declared and paid on the Series B Preferred Stock for four consecutive Dividend Periods following the Nonpayment, then the right of the Series B Holders and the holders of such Voting Preferred Stock to elect such two additional directors shall cease and the qualification to serve as a director and the terms of office of all directors elected by the Series B Holders and holders of the Voting Preferred Stock shall forthwith cease and terminate immediately and the number of directors constituting the whole Board of Directors automatically shall be reduced by two and, for purposes of determining whether a Nonpayment has occurred, the number of quarterly dividends payable on the Series B Preferred Stock that have not been declared and paid shall be reset to zero. However, the right of the Series B Holders and the holders of the Voting Preferred Stock to elect two additional directors on the Board of Directors shall again vest if and whenever six additional quarterly dividends have not been declared and paid, as described above.

(b) If a Nonpayment or a subsequent Nonpayment shall have occurred, the Board of Directors may, and upon the written request of any holder of Series B Preferred Stock (addressed to the Board of Directors) shall, call a special meeting of the Series B Holders and holders of the Voting Preferred Stock for the election of the two directors to be elected by them. The directors elected at any such special meeting shall hold office until the next annual meeting or special meeting held in lieu thereof if such office shall not have previously terminated as above provided. The Board of Directors shall, in its sole discretion, determine a date for a special meeting applying procedures consistent with Articles VI and X in connection with the expiration of the term of the two directors elected pursuant to this Section 13.06. The Series B Holders and holders of the Voting Preferred Stock, voting together as a class, may remove any director elected by the Series B Holders and holders of the Voting Preferred Stock pursuant to this Section 13.06. If any vacancy shall occur among the directors elected by the Series B Holders and holders of the Voting Preferred Stock, a successor shall be elected by the Board of Directors, upon the nomination of the then-remaining director elected by the Series B Holders and holders of the Voting Preferred Stock or the successor of such remaining director, to serve until the next special meeting (convened as set forth in the immediately preceding sentence) held in place thereof if such office shall not have previously terminated as above provided. Except to the extent expressly provided otherwise in this Section 13.06, any such annual or special meeting shall be called and held applying procedures consistent with Articles VI and X as if references to stockholders of the Corporation were references to Series B Holders and holders of Voting Preferred Stock.

(c) Notwithstanding anything to the contrary in Article X but subject to Section 13.06(d), so long as any shares of Series B Preferred Stock are outstanding, the affirmative vote of at least 66-2/3% of the votes entitled to be cast by the Series B Holders and holders of the Voting Preferred Stock, at the time outstanding, voting as a single class regardless of series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary:

(i) to amend, alter or repeal any of the provisions of this Article XIII relating to the Series B Preferred Stock or any series of Voting Preferred Stock, whether by merger, consolidation or otherwise, to affect materially and adversely the rights, powers and preferences of the Series B Holders or holders of the Voting Preferred Stock; and

(ii) to authorize, create or increase the authorized amount of, any class or series of Preferred Stock having rights senior to the Series B Preferred Stock with respect to the payment of dividends or amounts upon any Dissolution Event;

provided, however, that,

(X)

in the case of subparagraph (i) above, no such vote of the Series B Preferred Stock or the Voting Preferred Stock, as the case may be, shall be required if in connection with any such amendment, alteration or repeal, by merger, consolidation or otherwise, each Share of Series B Preferred Stock and Voting Preferred Stock remains outstanding without the terms thereof being materially and adversely changed in any respect to the holders thereof or is converted into or exchanged for preferred equity securities of the surviving entity having the rights, powers and preferences thereof substantially similar to those of such Series B Preferred Stock or the Voting Preferred Stock, as the case may be;

(Y)

in the case of subparagraph (i) above, if such amendment affects materially and adversely the rights, powers and preferences of one or more but not all of the classes or series of Voting Preferred Stock and the Series B Preferred Stock at the time outstanding, the affirmative vote of at least 66-2/3% of the votes entitled to be cast by the holders of all such classes or series of Voting Preferred Stock and the Series B Preferred Stock so affected, voting as a single class regardless of class or series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be required in lieu of (or, if such consent is required by law, in addition to) the affirmative vote of at least 66-2/3% of the votes entitled to be cast by the Voting Preferred Stock and the Series B Preferred Stock otherwise entitled to vote as a single class in accordance herewith; and

(Z)

in the case of subparagraph (i) or (ii) above, no such vote of the Series B Holders or holders of the Voting Preferred Stock, as the case may be, shall be required if, at or prior to the time when such action is to take effect, provision is made for the redemption of all Series B Preferred Stock or Voting Preferred Stock, as the case may be, at the time outstanding or proper notice of redemption of the Series B Preferred Stock or Voting Preferred Stock, as the case may be, at the time outstanding has been given and funds sufficient to pay the redemption price for all of the shares of Series B Preferred Stock or Voting Preferred Stock, as the case may be, have been set aside for payment pursuant to the terms of this Certificate of Incorporation.

(d) For the purposes of this Section 13.06, neither:

(i) the amendment of provisions of this Certificate of Incorporation so as to authorize or create or issue, or to increase the authorized amount of, any Junior Stock or any Parity Stock; nor

(ii) any merger, consolidation or otherwise, in which (1) the Corporation is the surviving entity and the Series B Preferred Stock remains outstanding with the terms thereof materially unchanged in any respect adverse to the holders thereof; or (2) the resulting, surviving or transferee entity is organized under the laws of any state and substitutes or exchanges the Series B Preferred Stock for other preferred equity securities having rights, powers and preferences (including with respect to redemption thereof) substantially similar to that of the Series B Preferred Stock under this Certificate of Incorporation (except for changes that do not materially and adversely affect the Series B Preferred Stock considered as a whole) shall be deemed to materially and adversely affect the rights, powers and preferences of the Series B Preferred Stock or holders of Voting Preferred Stock.

(e) For purposes of the foregoing provisions of this Section 13.06, each Series B Holder shall have one vote per share of Series B Preferred Stock, except that when any other series of Preferred Stock shall have the right to vote with the Series B Preferred Stock as a single class on any matter, then the Series B Holders and the holders of such other series of Preferred Stock shall have with respect to such matters one vote per $25.00 of stated liquidation preference.

(f) The Corporation may, from time to time, without notice to or consent of the Series B Holders or holders of other Parity Stock, issue additional shares of Series B Preferred Stock.

(g) The foregoing provisions of this Section 13.06 will not apply if, at or prior to the time when the act with respect to which a vote pursuant to this Section 13.06 would otherwise be required shall be effected, all shares of Series B Preferred Stock shall have been redeemed.

Section 13.07 Liquidation Rights.

(a) Upon any Dissolution Event, after payment or provision for the liabilities of the Corporation (including the expenses of such Dissolution Event) and the satisfaction of all claims ranking senior to the Series B Preferred Stock in accordance with Section 5.03, the Series B Holders shall be entitled to receive out of the assets of the Corporation or proceeds thereof available for distribution to holders of Shares, before any payment or distribution of assets is made in respect of Junior Stock, distributions equal to the Series B Liquidation Value.

(b) If the assets of the Corporation available for distribution upon a Dissolution Event are insufficient to pay in full the aggregate amount payable to the Series B Holders and holders of all other outstanding Shares of Parity Stock, if any, such assets shall be distributed to the Series B Holders and holders of such Parity Stock pro rata, based on the full respective distributable amounts to which each such holder is entitled pursuant to this Section 13.07.

(c) Nothing in this Section 13.07 shall be understood to entitle the Series B Holders to be paid any amount upon the occurrence of a Dissolution Event until holders of any classes or series of Shares ranking, as to the distribution of assets upon a Dissolution Event, senior to the Series B Preferred Stock have been paid all amounts to which such classes or series of Shares are entitled.

(d) For the purposes of this Certificate of Incorporation, neither the sale, conveyance, exchange or transfer, for cash, stock, securities or other consideration, of all or substantially all of the Corporation’s property or assets nor the consolidation, merger or amalgamation of the Corporation with or into any other entity or the consolidation, merger or amalgamation of any other entity with or into the Corporation shall be deemed to be a Dissolution Event, notwithstanding that for other purposes, such as for tax purposes, such an event may constitute a liquidation, dissolution or winding up. In addition, notwithstanding anything to the contrary in this Section 13.07, no payment will be made to the Series B Holders pursuant to this Section 13.07 (i) upon the voluntary or involuntary liquidation, dissolution or winding up of any of the Corporation’s Subsidiaries or upon any reorganization of the Corporation into another limited liability entity pursuant to the provisions of this Certificate of Incorporation that allow the Corporation to convert, merge or convey its assets to another limited liability entity with or without approval of the stockholders of the Corporation or (ii) if the Corporation engages in a reorganization or other transaction in which a successor to the Corporation issues equity securities to the Series B Holders that have rights, powers and preferences that are substantially similar to the rights, powers and preferences of the Series B Preferred Stock pursuant to provisions of this Certificate of Incorporation that allow the Corporation to do so without approval of the stockholders of the Corporation. Notwithstanding any provision to the contrary in this Article XIII (including Section 13.06), the Board of Directors may, in its sole discretion, and without the consent of any Series B Holder, amend this Article XIII to allow for the transactions in this Section 13.07(d).

Section 13.08 No Duties to Series B Holders. Notwithstanding anything to the contrary in this Certificate of Incorporation, to the fullest extent permitted by law, no Indemnified Person shall have any duties or liabilities to the Series B Holders.

Section 13.09 Forum Selection. Each Person that holds or has held a share of Series B Preferred Stock and each Person that holds or has held any beneficial interest in a share of Series B Preferred Stock (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise), to the fullest extent permitted by law, (i) irrevocably agrees that any claims, suits, actions or proceedings against the Corporation, or any director, officer, employee, control person, underwriter or agent of the Corporation asserted under United States federal securities laws, otherwise arising under such laws, or that could have been asserted as a claim arising under such laws, shall be exclusively brought in the federal district courts of the United States of America (except, and only to the extent, that any such claims, actions or proceedings are of a type for which a stockholder may not waive its right to maintain a legal action or proceeding in the courts of the State of Delaware with respect to matters relating to internal corporate claims of the Corporation as set forth under Section 115 of the DGCL); (ii) irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding; and (iii) irrevocably agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts or any other court to which proceedings in such courts may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper.

Section 13.10 Expenses. It is the intent of the Corporation and the members of the Apollo Operating Group that the offering of the Series B Preferred Shares described in Section 3.2(e) of the LLC Agreement is for the benefit of the members of the Apollo Operating Group and therefore the fees and expenses (including any underwriter discounts and fees) associated with the offering of the Series B Preferred Shares described in Section 3.2(e) of the LLC Agreement (the “Series B Offering Expenses”) shall be borne by the members of the Apollo Operating Group. In order to implement such intent, (i) Apollo Global Management, LLC was deemed to have contributed the gross proceeds raised in the offering of the Series B Preferred Shares (as defined in the LLC Agreement) to APO Asset Co., LLC, APO (FC), LLC, APO (FC II), LLC, APO (FC III), LLC, APO UK (FC), LLC and APO Corp. (in exchange for a note in the case of APO Corp.), in accordance with the books and records of such entities, which will in turn contribute the gross proceeds to the members of the Apollo Operating Group in exchange for Series B Preferred Shares mirror units issued by the members of the Apollo Operating Group, and (ii) the members of the Apollo Operating Group will be deemed to have paid the Series B Offering Expenses, pro rata based on the relative amount of gross proceeds each member of the Apollo Operating Group is deemed to have received.

ARTICLE XIV

MISCELLANEOUS

Section 14.01 Invalidity of Provisions. If any provision of this Certificate of Incorporation is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 14.02 Severability. It is the desire and intent of the parties that the provisions of this Certificate of Incorporation be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Certificate of Incorporation shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Certificate of Incorporation or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Certificate of Incorporation or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 14.03 Construction. In this Certificate of Incorporation, unless the context otherwise requires: (a) section headings in this Certificate of Incorporation are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein; (b) words importing the singular include the plural and vice versa; (c) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms; (d) a reference to a clause, party, section, article, annex, exhibit or schedule is a reference to a clause or section of, or a party, annex, exhibit or schedule to this Certificate of Incorporation, and a reference to this Certificate of Incorporation includes any annex, exhibit and schedule hereto; (e) a reference to a statute, regulations, proclamation, ordinance or by law includes all statutes, regulations, proclamations, ordinances or bylaws amending, consolidating or replacing it, whether passed by the same or another Governmental Entity with legal power to do so, and a reference to a statute includes all regulations, proclamations, ordinances and bylaws issued under the statute; (f) a reference to a document includes all amendments or supplements to, or replacements or novations of, that document; (g) a reference to a party to a document includes that party’s successors, permitted transferees and permitted assigns; (h) the use of the term “including” means “including, without limitation”; (i) the words “herein”, “hereunder” and other words of similar import refer to this Certificate of Incorporation as a whole, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Certificate of Incorporation; (j) the title of and section and paragraph headings used in this Certificate of Incorporation are for convenience of reference only and shall not govern or affect the interpretation of any of the terms or provisions in this Certificate of Incorporation; and (k) where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.

ARTICLE XV

FORUM SELECTION

Section 15.01 Forum Selection. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. The foregoing will not apply to claims asserting a cause of action arising under the Securities Act, the Exchange Act or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction and, unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of such claims.

****

[Remainder of Page Intentionally Left Blank]